Exhibit 99.1

           Eline Entertainment's Storm Depot International Subsidiary Further Expands Dealer Network For Its E-Panel Hurricane Shutters

Knoxville, Tennessee -- July 11, 2005 -- Eline Entertainment Group, Inc. (OTCBB:
EEGI) announced today that its Storm Depot International subsidiary has further expanded its dealer network with the appointment of two new dealers for its E-Panel Hurricane shutters and hurricane protection products. The new dealers, located in Port St. Lucie, Florida and Sebastian, Florida, expands Storm Depot International's presence into St. Lucie and Indian River counties, both located on southeastern Florida's "Treasure Coast". The eye of both Hurricane Frances and Jeanne passed over this area during September 2004 causing damage, by some estimates, of over $20 billion.

Storm Depot International now has four dealers for its E-Panel Hurricane shutters and hurricane protection products and expects to add a fifth dealer before the end of July 2005. The company noted that demand for its products has escalated sharply due to Hurricane Dennis, a category 3 storm on the five-step Saffir-Simpson scale that made landfall on Sunday, July 10, 2005 over the Florida Panhandle. Also heightening concern and demand is the as-yet unnamed Tropical Depression 5, which is currently moving westward from the central tropical Atlantic Ocean area and could become a named tropical storm within the next 24 hours.

Storm Depot International's licensed, proprietary E-Panel product is a lightweight translucent hurricane panel. The panel is unique in that it affords protection from hurricane force winds, is lightweight and easy to attach, and yet lets light in, unlike metal or plywood commonly used by the consumer. The hurricane season is considered to begin on June 1 and end on November 30. Hurricane forecasters are predicting an above average hurricane season, with Florida having a better than 50% chance of being impacted by a hurricane. Hurricane weather expert William M. Gray, from the University of Colorado, has predicted another active hurricane season with 13 named storms, 7 hurricanes and 3 major hurricanes.

About Eline Entertainment

Eline Entertainment Group, Inc. is seeking to acquire undervalued opportunities in traditional industries. Its Industrial Holding Group division owns Industrial Fabrication and Repair, Inc., an established company with over 20 years of experience in component sales, machining, specialty design and fabrication for conveyor systems used in the movement of raw materials, finished goods and supplies in its customers' manufacturing processes. Its customers are engaged in various industries in the manufacturing sector, including mining operations, paper, steel mills, rock quarry operations and bottling facilities located in the southeastern United States. The company's Storm Depot International subsidiary distributes hurricane protection products through its dealer network. Eline Entertainment Group has recently announced that its Board of Directors has approved changing the corporate name to Grande International Holdings, Inc.

This press release contains forward looking statements, some of which may relate to Eline Entertainment Group, Inc., and which involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in Eline Entertainment Group, Inc.'s filings with the Securities and Exchange Commission.